Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-163670,  333-195487 and 333-198307 on Form S-8 and Registration Statement Nos. 333-189538, 333-192025 and 333-199849 on Form S-3 of our report dated March 14, 2016, relating to the consolidated financial statements of Sorrento Therapeutics, Inc. and Subsidiaries, for each of the years in the three year period ended December 31, 2015, and our report dated March 14, 2016, relating to the effectiveness of internal control over financial reporting, as of December 31, 2015, included in this Annual Report on Form 10-K of Sorrento Therapeutics, Inc. and Subsidiaries for the year ended December 31, 2015.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 14, 2016